Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 18, 2025, with respect to the consolidated financial statements of Gildan Activewear Inc. which comprise the consolidated statements of financial position as at December 29, 2024 and December 31, 2023, the consolidated statements of earnings and comprehensive income, changes in equity and cash flows for the years ended December 29, 2024 and December 31, 2023, and the related notes, and the effectiveness of internal control over financial reporting of Gildan Activewear Inc. as of December 29, 2024, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Montreal, Canada

October 3, 2025